Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Fourth Quarter and Full Year 2017 Financial Results and Updates 2018 Guidance

- Q4 2017 Sales Revenue up 37.0% Over the Same Period in 2016 -

- Record Revenue for Full Year 2017 -

- Raises 2018 Guidance -

Goleta, California, February 27, 2018 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three-month and twelve-month periods ended December 31, 2017.

Fourth Quarter 2017 Highlights

•	Total revenue of $63.8 million, up 25.4% over the same period in 2016
▪	Sales revenue of $58.4 million, up 37.0% over the same period in 2016
▪	Rental revenue of $5.4 million, down 34.1% from the same period in 2016
•	GAAP net loss of $0.6 million, reflecting a $5.9 million decrease from the same period in 2016
•	Non-GAAP net income of $7.0 million, reflecting a 32.5% increase over the same period in 2016 and a 10.9% return on revenue (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Adjusted EBITDA of $11.6 million, representing 5.8% growth over the same period in 2016 and an 18.1% return on revenue (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Total units sold were 34,000, an increase of 10,700, or 45.9%, over the same period in 2016

Full Year 2017 Highlights

•	Record total revenue of $249.4 million, up 23.0% versus 2016
▪	Record sales revenue of $225.5 million, up 34.1% versus 2016
▪	Rental revenue of $23.9 million, down 30.9% versus 2016
•	GAAP net income of $21.0 million, up 2.4% versus 2016
•	Record non-GAAP net income of $28.6 million, reflecting a 39.3% increase versus 2016 and an 11.5% return on revenue
•	Record Adjusted EBITDA of $50.8 million, representing a 17.2% increase versus 2016 and a 20.4% return on revenue
•	Record units sold of 128,000, an increase of 36,000, or 39.1%, versus 2016
•	263 inside direct-to-consumer sales representatives as of December 31, 2017, an increase of 86 or 48.6% versus December 31, 2016

“The fourth quarter of 2017 was another successful quarter for us, driven by record sales in our domestic direct-to-consumer channel and strong sales in our domestic business-to-business channel,” said Chief Executive Officer, Scott Wilkinson. “We are executing on our strategic initiatives and remain focused on increasing adoption of our best-in-class oxygen product offerings across all of our sales channels. We believe we should see strong sales growth in 2018 as portable oxygen concentrator penetration increases worldwide. In the fourth quarter of 2017, we continued hiring in our Cleveland facility primarily to expand our direct-to-consumer sales team. In support of our European customers, we began production of our Inogen One G3 concentrators with our new Czech Republic-based contract manufacturing partner, Foxconn.”

Fourth Quarter 2017 Financial Results

Total revenue for the three months ended December 31, 2017 rose 25.4% to $63.8 million from $50.9 million in the same period in 2016. Direct-to-consumer sales rose 57.5% over the same period in 2016, ahead of our expectations and primarily due to an increase in the number of sales representatives, marketing expenditures, and sales representative productivity. Domestic business-to-business sales also exceeded our expectations and grew 46.1% over the same period in 2016, primarily driven by continued strong demand from our private label partner and traditional home medical equipment providers. International business-to-business sales in the fourth quarter of 2017 declined 0.8% from the comparative period in 2016, primarily due to no major European tenders being awarded to our provider partners in the fourth quarter of 2017. Additionally, the fourth quarter of 2016 included sizeable unit orders from South Korea that did not repeat in the fourth quarter of 2017, creating a difficult comparable. Sales in Europe represented 84.3% of international sales in the fourth quarter of 2017, up from 83.3% in the fourth quarter of 2016. Rental revenue in the fourth quarter of 2017 was $5.4 million compared to $8.2 million in the fourth quarter of 2016, representing a decline of 34.1% from the same period in the prior year, primarily due to the $2.0 million rental benefit recorded in the fourth quarter of 2016 associated with the 21st Century Cures Act (Cures Act), which increased reimbursement rates retrospectively for some Medicare beneficiaries, and our continued focus on direct-to-consumer sales versus rentals.  Rental revenue declined to 8.5% of total revenue in the fourth quarter of 2017 from 16.2% of total revenue in the fourth quarter of 2016.

Total gross margin was 48.2% in the fourth quarter of 2017 versus 48.5% in the comparative period in 2016. The decrease in total gross margin was primarily due to the $2.0 million Cures Act benefit recorded in the fourth quarter of 2016, which contributed 2.1% to total gross margin in the fourth quarter of 2016. Sales gross margin was 50.5% in the fourth quarter of 2017 versus 49.9% in the fourth quarter of 2016. The sales gross margin percentage improvement was primarily attributable to an increased sales mix towards direct-to-consumer sales and lower cost of goods sold per unit, mostly due to lower materials costs, partially offset by decreased average selling prices. Rental gross margin was 23.2% in the fourth quarter of 2017 versus 41.4% in the fourth quarter of 2016. The decrease in rental gross margin was primarily due to the $2.0 million Cures Act benefit recorded in the fourth quarter of 2016, which contributed 19.2% to rental gross margin in the fourth quarter of 2016.

Total operating expense increased to $25.6 million, or 40.1% of revenue, in the fourth quarter of 2017 versus $18.5 million, or 36.4% of revenue, in the fourth quarter of 2016 as the Company continued to make investments it expects will increase future revenue growth.

Operating expense included research and development expense of $1.4 million in the fourth quarter of 2017, which was up slightly from the $1.2 million recorded in the comparative period in 2016, primarily due to increased product development expenses. Sales and marketing expense increased to $15.2 million in the fourth quarter of 2017 versus $9.3 million in the comparative period in 2016, primarily due to increased advertising expense and increased personnel-related expenses due to salesforce additions. General and administrative expense increased to $9.0 million in the fourth quarter of 2017 versus $8.0 million in the comparative period in 2016, primarily due to increased personnel-related expenses.

In the fourth quarter of 2017, Inogen’s provision for income taxes totaled $6.4 million, representing an effective tax rate of 110.5%. In the fourth quarter of 2016, Inogen’s provision for income taxes totaled $0.6 million, representing an effective tax rate of 9.8%. As a result of the Tax Cuts and Jobs Act (TCJA) enacted on December 22, 2017, Inogen reported a $7.6 million non-cash income tax provision expense associated with the revaluation of the deferred tax asset. Our effective tax rate in the fourth quarter of 2017 also included a $3.5 million decrease in provision for income taxes related to excess tax benefits recognized from stock-based compensation compared to $1.7 million in the fourth quarter of 2016. Excluding both the deferred tax asset revaluation expense and the stock-based compensation benefit, Inogen’s non-GAAP effective tax rate in the fourth quarter of 2017 was 40.0% versus 39.7% in the fourth quarter of 2016.

As a result of the TCJA, Inogen reported a GAAP net loss of $0.6 million in the fourth quarter of 2017, primarily due to the $7.6 million non-cash income tax provision expense associated with the revaluation of the Company’s noncurrent deferred tax asset. Non-GAAP net income for the fourth quarter of 2017 increased 32.5% to $7.0 million from $5.3 million in the fourth quarter of 2016.

Adjusted EBITDA for the three months ended December 31, 2017 rose 5.8% to $11.6 million, or 18.1% of revenue, from $10.9 million, or 21.5% of revenue, in the fourth quarter of 2016.

Cash, cash equivalents, and marketable securities were $173.9 million as of December 31, 2017 compared to $163.1 million as of September 30, 2017, an increase of $10.9 million in the fourth quarter of 2017.

Financial Outlook for 2018

Inogen is increasing its full year 2018 total revenue guidance range to $298 to $308 million, up from $295 to $305 million, representing growth of 19.5% to 23.5% versus 2017 full year results. The Company expects direct-to-consumer sales to be its fastest growing channel, domestic business-to-business sales to have a solid growth rate, and international business-to-business sales to have a modest growth rate, where the strategy will continue to be heavily focused on the European markets. Inogen expects rental revenue to be relatively flat in 2018 compared to 2017 as the Company continues to focus on sales versus rentals.

Further, the Company is also increasing its full year 2018 GAAP net income and non-GAAP net income guidance range to $36 to $39 million, up from $31 to $35 million, representing growth of 71.4% to 85.7% compared to 2017 GAAP net income of $21.0 million and growth of 26.0% to 36.5% compared to 2017 non-GAAP net income of $28.6 million. The Company estimates that the decrease in provision for income taxes related to excess tax benefits recognized from stock-based compensation will lead to a decrease in provision for income taxes of approximately $8.0 million in 2018 based on forecasted stock activity, which would lower its effective tax rate as compared to the U.S. statutory rate.  Excluding the $8.0 million decrease in provision for income taxes expected in 2018, the Company expects an effective tax rate of approximately 25%, down from its previous estimate of 37% due to the TCJA. The Company expects its effective tax rate including stock compensation deductions to vary quarter-to-quarter depending on the amount of pre-tax net income and on the timing and size of stock option exercises.

Inogen is maintaining its guidance range for full year 2018 Adjusted EBITDA of $60 to $64 million, representing 18.0% to 25.9% growth compared to 2017 results.

Inogen also expects net positive cash flow for 2018 with no additional equity capital required to meet its current operating plan.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (855) 238-8123 for domestic callers or (412) 317-5217 for international callers. Please reference Inogen (INGN) to join the call. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning February 27, 2018 at 3:30pm PT/6:30pm ET through 3:30pm PT/6:30pm ET on March 6, 2018. To access the replay, dial (877) 344-7529 or (412) 317-0088 and reference Access Code: 10116324. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth opportunities; expectations for all revenue channels for full year 2018; the expected impact of the decrease in provision for income taxes related to excess tax benefits recognized from stock-based compensation for full year 2018; and financial guidance for 2018, including revenue, GAAP net income, Adjusted EBITDA, non-GAAP net income, net cash flow, effective tax rates, and the need for equity financing. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates, including private payor reductions and reductions in connection with competitive bidding and the Center for Medicare and Medicaid Services (CMS) rules; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Annual Report on Form 10-K for the year ended December 31, 2017 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and twelve months ended December 31, 2017 and December 31, 2016. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

Matt Bacso, CFA

mbacso@inogen.net

805-879-8205

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Consolidated Balance Sheets
(unaudited)
(amounts in thousands)

	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$142,953	$92,851
Marketable securities	30,991	21,033
Accounts receivable, net	31,444	30,828
Inventories, net	18,842	14,343
Deferred cost of revenue	361	398
Income tax receivable	1,313	433
Prepaid expenses and other current assets	2,584	1,659
Total current assets	228,488	161,545
Property and equipment, net	20,103	25,199
Goodwill	2,363	—
Intangible assets, net	4,717	241
Deferred tax asset - noncurrent	18,636	26,654
Other assets	765	410
Total assets	$275,072	$214,049
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$20,626	$12,795
Accrued payroll	6,877	6,123
Warranty reserve - current	2,505	1,688
Deferred revenue - current	3,533	2,239
Income tax payable	345	—
Total current liabilities	33,886	22,845
Warranty reserve - noncurrent	3,666	1,792
Deferred revenue - noncurrent	9,402	7,042
Deferred tax liability - noncurrent	348	—
Other noncurrent liabilities	729	282
Total liabilities	48,031	31,961
Stockholders' equity
Common stock	21	20
Additional paid-in capital	218,109	194,466
Retained earnings (accumulated deficit)	8,639	(12,363)
Accumulated other comprehensive income (loss)	272	(35)
Total stockholders' equity	227,041	182,088
Total liabilities and stockholders' equity	$275,072	$214,049

Consolidated Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue
Sales revenue	$58,351	$42,604	$225,492	$168,170
Rental revenue	5,436	8,247	23,946	34,659
Total revenue	63,787	50,851	249,438	202,829
Cost of revenue
Cost of sales revenue	28,856	21,330	110,163	85,154
Cost of rental revenue, including depreciation of $2,258 and $2,696 for the three months ended and $9,835 and $11,429 for the twelve months ended, respectively	4,175	4,833	18,038	20,365
Total cost of revenue	33,031	26,163	128,201	105,519
Gross profit	30,756	24,688	121,237	97,310
Operating expense
Research and development	1,369	1,216	5,313	5,113
Sales and marketing	15,189	9,320	50,758	37,540
General and administrative	9,008	7,981	37,576	31,793
Total operating expense	25,566	18,517	93,647	74,446
Income from operations	5,190	6,171	27,590	22,864
Other income (expense)
Interest expense	—	—	—	(6)
Interest income	297	70	765	196
Other income (expense)	307	(407)	1,301	(329)
Total other income (expense), net	604	(337)	2,066	(139)
Income before provision for income taxes	5,794	5,834	29,656	22,725
Provision for income taxes	6,400	574	8,654	2,206
Net income (loss)	$(606)	$5,260	$21,002	$20,519
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	51	—	363	—
Change in net unrealized gains (losses) on foreign currency hedging	(125)	79	(567)	55
Less: reclassification adjustment for net (gains) losses included in net income	149	(45)	446	6
Total net change in unrealized gains (losses) on foreign currency hedging	24	34	(121)	61
Change in net unrealized gains (losses) on available-for-sale investments	(6)	(75)	65	(59)
Total other comprehensive income (loss), net of tax	69	(41)	307	2
Comprehensive income (loss)	$(537)	$5,219	$21,309	$20,521

Basic net income (loss) per share attributable to common stockholders (1)	$(0.03)	$0.26	$1.02	$1.02
Diluted net income (loss) per share attributable to common stockholders (1)	$(0.03)	$0.25	$0.96	$0.97
Weighted-average number of shares used in calculating net income (loss) per share attributable to common stockholders:
Basic common shares	20,869,589	20,310,857	20,683,807	20,067,152
Diluted common shares	22,167,358	21,362,513	21,897,988	21,095,867

(1) Reconciliations of net income (loss) attributable to common stockholders basic and diluted can be found in Inogen’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue by region and category
Business-to-business domestic sales	$21,856	$14,958	$83,390	$56,605
Business-to-business international sales	11,991	12,091	55,519	50,106
Direct-to-consumer domestic sales	24,504	15,555	86,583	61,459
Direct-to-consumer domestic rentals	5,436	8,247	23,946	34,659
Total revenue	$63,787	$50,851	$249,438	$202,829
Additional financial measures
Units sold	34,000	23,300	128,000	92,000
Net rental patients as of period-end	30,700	33,300	30,700	33,300

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
Non-GAAP EBITDA and Adjusted EBITDA	2017	2016	2017	2016
Net income (loss)	$(606)	$5,260	$21,002	$20,519
Non-GAAP adjustments:
Interest expense	—	—	—	6
Interest income	(297)	(70)	(765)	(196)
Provision for income taxes	6,400	574	8,654	2,206
Depreciation and amortization	3,045	3,268	12,302	13,558
EBITDA (non-GAAP)	8,542	9,032	41,193	36,093
Stock-based compensation	3,010	1,890	9,640	7,294
Adjusted EBITDA (non-GAAP)	$11,552	$10,922	$50,833	$43,387

	Three months ended		Twelve months ended
	December 31,		December 31,
Non-GAAP net income	2017	2016	2017	2016
Net income (loss)	$(606)	$5,260	$21,002	$20,519
Non-GAAP adjustments:
2017 U.S. tax reform(1)	7,578	—	7,578	—
Non-GAAP net income	$6,972	$5,260	$28,580	$20,519

	Three months ended		Twelve months ended
	December 31,		December 31,
Non-GAAP operating expense	2017	2016	2017	2016
Operating expense	$25,566	$18,517	$93,647	$74,446
Non-GAAP adjustments:
Litigation settlement benefit (expense), net (2)	(100)	110	(576)	202
Operating expense, excluding certain operating expenses (non-GAAP)	$25,466	$18,627	$93,071	$74,648

	Three months ended		Twelve months ended
	December 31,		December 31,
Non-GAAP - sales, general & administrative (SG&A) expense	2017	2016	2017	2016
SG&A expense	$24,197	$17,301	$88,334	$69,333
Non-GAAP adjustments:
Litigation settlement benefit (expense), net (2)	(100)	110	(576)	202
SG&A expense, excluding certain operating expenses (non-GAAP)	$24,097	$17,411	$87,758	$69,535

(1) On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was enacted into law, which significantly changes existing U.S. tax law and includes numerous provisions that affect the Company. During the fourth quarter of 2017, the Company recorded an estimated one-time net charge due to the impact of changes in the tax rate, primarily on deferred tax assets.

(2) Amounts in 2017 consist of a patent litigation settlement expense, net of a benefit, in the third and fourth quarters. Amounts in 2016 consist of a patent litigation settlement benefit partially offset by a litigation expense associated with a labor law class-action lawsuit that was accrued in the first quarter of 2016 and paid in the fourth quarter of 2016.

	Three months ended		Twelve months ended
	December 31,		December 31,
Non-GAAP provision for income taxes and effective tax rate	2017	2016	2017	2016
Income before provision for income taxes	$5,794	$5,834	$29,656	$22,725
Provision for income taxes	6,400	574	8,654	2,206
Effective tax rate	110.5%	9.8%	29.2%	9.7%

Provision for income taxes	$6,400	$574	$8,654	$2,206
Non-GAAP adjustments:
Excess tax benefits from stock-based compensation	3,495	1,745	9,936	6,042
2017 U.S. tax reform (1)	(7,578)	—	(7,578)	—
Provision for income taxes (non-GAAP)	$2,317	$2,319	$11,012	$8,248

Income before provision for income taxes	$5,794	$5,834	$29,656	$22,725
Provision for income taxes (non-GAAP)	2,317	2,319	11,012	8,248
Effective tax rate (non-GAAP)	40.0%	39.7%	37.1%	36.3%

(1) On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was enacted into law, which significantly changes existing U.S. tax law and includes numerous provisions that affect the Company. During the fourth quarter of 2017, the Company recorded an estimated one-time net charge due to the impact of changes in the tax rate, primarily on deferred tax assets.